Exhibit 99.1

XL Capital Ltd
XL House
One Bermudiana Road
Hamilton HM 11
Bermuda

Phone  (441) 292 8515
Fax (441) 292 5280

Press Release

Contact:	David Radulski	Carol A. Parker Trott
	Investor Relations	Media Relations
	(441) 294 7460	(441) 294 7290

XL Capital Ltd Redefines Operating Segments

HAMILTON, BERMUDA (October 17, 2006) - XL Capital Ltd (NYSE: XL) ("XL" or the "Company") today announced changes to the Company’s financial reporting presentation by expanding its segment reporting to five segments. The new segment presentation will consist of the Insurance, Reinsurance, Life Operations, Financial Lines and Security Capital Assurance (“SCA”) operating segments. The changes to the reporting segments reflect changes in executive management responsibilities following the initial public offering of Security Capital Assurance Ltd in August, 2006. The changes include the re-presentation of the Company’s former Financial Products and Services segment into the Financial Lines and SCA segments. These financial reporting changes will take effect beginning with the Company's third quarter 2006 financial results, which will be released on October 24, 2006. In order to facilitate comparability to historical results, the Company has published the Financial Lines and SCA quarterly results for the past six quarters beginning with the first quarter of 2005. The document, which also includes an example of the Segment Information presentation that will be included in future quarterly Financial Supplements using the June 30, 2006 data, is available at the Investor Relations section of the Company's website at www.xlcapital.com.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of June 30, 2006, XL Capital Ltd had consolidated assets of approximately $58.5 billion and consolidated shareholders' equity of $8.5 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

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